Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
October 26, 2009	Cynthia Jamison: (864) 250-6061
cjamison@palmettobank.com

The Palmetto Bank Elects New Directors

L. Leon Patterson, Chief Executive Officer and Chairman of the Board of Directors of Palmetto Bancshares, Inc. and The Palmetto Bank, is pleased to announce the election by the Board of Directors of Palmetto Bancshares, Inc. and The Palmetto Bank of two new members to the Board of Directors of each company. Samuel L. Erwin, President and Chief Executive Officer of The Palmetto Bank, and Lee S. Dixon, Chief Operating Officer of Palmetto Bancshares, Inc. and The Palmetto Bank, were elected to the Board of Directors on October 20, 2009. In addition, Dixon was named the Chief Risk Officer of the Company. In that role, Dixon will focus on enhancing the Company’s overall risk management approach and infrastructure to adapt the Company to the evolving issues impacting the banking industry and the Company.

“Sam and Lee have provided outstanding leadership during this very challenging economic environment. They have worked tirelessly with the Board of Directors for the development and execution of the Strategic Project Plan implemented by the Board in June to address the issues that we, like most banks, are facing as we continue to navigate through this extended recession,” said Patterson. He continued, “At the same time, Sam and Lee have focused all of us - the Board of Directors, our management team, and all of our employees – on the need for innovative change given the size of our Company and the rapidly evolving financial services landscape. Under their leadership, we expect to emerge from this recession in an even better position to serve our customers and the communities in which we operate. Having Sam and Lee join the Board of Directors will ensure that both our near-term and longer-term strategic planning receive constant attention.”

Serving customers for more than 103 years in the Upstate, The Palmetto Bank (www.palmettobank.com) manages $1.8 billion in assets including Retail and Commercial Banking, Trust, Brokerage, Mortgage and Insurance. The Palmetto Bank is the fifth largest independent state-chartered commercial bank in South Carolina with 29 banking locations throughout the Upstate counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Pickens, Spartanburg and York.

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